Exhibit 10.20

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE SUCH INFORMATION IS BOTH (A) NOT MATERIAL AND (B) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

BY AND BETWEEN

TAKEDA PHARMACEUTICAL COMPANY LIMITED

AND

PETRA PHARMA CORPORATION

Exhibit 10.20

LICENSE AGREEMENT

This License Agreement (“Agreement”) is dated as of March 18, 2019 (the “Effective Date”) by and between Takeda Pharmaceutical Company Limited having a business address at 1-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8636, Japan (“Takeda”), and Petra Pharma Corporation, having a business address at 450 E 29th St., Suite 506, New York, NY 10016 (“Petra”). Each of Takeda and Petra may be referred to herein separately as a “Party” or together as the “Parties”.

RECITALS

WHEREAS, Takeda owns or Controls certain intellectual property, including patents, know-how and data, and certain materials relating to Takeda’s PI3Kα-selective inhibitor known as TAK-117, and the discovery and development thereof, and Takeda has completed certain clinical trials of TAK-117 in patients; and

WHEREAS, Petra desires to exclusively license from Takeda and Takeda desires to exclusively license to Petra the right to use and otherwise exploit such intellectual property to develop, manufacture and commercialize the Licensed Compounds and Products in the Field in the Territory (as such terms are defined below).

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, mid intending to be legally bound hereby, the Parties agree as follows:

Article 1
DEFINITIONS

Unless otherwise defined elsewhere in the Agreement, all capitalized terms shall have the following meanings:

1.1 “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered any Product, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.

1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3 “Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***]; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***]; or (d) substantially all of the assets of a Party are seized or attached and not released within [***].

Exhibit 10.20

1.4 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.5 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.6 “Commercialization” or “Commercialize” means any and all commercialization activities undertaken for any Product(s) including, but not limited to, the marketing, commercial strategy, pricing, promoting, distributing, physician targeting, reimbursement, branding, importing or exporting for sale, offering for sale and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.7 “Commercially Reasonable Efforts” means: [***]. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective or achieve any particular result.

1.8 “Confidential Information” of a Party means all information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or that is disclosed in oral, written, graphic, or electronic form. Confidential Information shall include: (a) the terms and conditions of this Agreement; and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement between Petra and Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, dated [***].

1.9 “Control”, “Controlling” or “Controlled” means, with respect to a given Party or its Affiliate and a given (a) Patent Right, (b) Know-How, (c) intellectual property right not otherwise encompassed by (a) or (b), or (d) biological, chemical or physical material, that such Party or its Affiliate owns or has a license or sublicense to such Patent Rights, Know-How, intellectual property right, or material, (and in the case of material, has the right to physical possession of such material) and has the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license, or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How, information, intellectual property, or material, as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Development” or “Develop” means, with respect to any Licensed Compounds or Product: all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product for one or more indications in the Field and in the Territory, including (i) the performance of all research and non-clinical development (including toxicology, pharmacology, test method development, formulation development, delivery system development, stability testing, process development, quality control development, and statistical analysis); (ii) the conduct of any clinical trials; (iii) clinical manufacturing and labelling activities; and (iv) regulatory activities that are required to obtain or maintain Regulatory Approval of a Product in the Territory, as well as (b) developing the process for the manufacture of clinical and commercial quantities of Product.

Exhibit 10.20

1.11 “Exploit” or “Exploitation” means to research, Develop, make, have made, import, export, use, have used, sell, have sold, offer for sale, or otherwise dispose of or Commercialize.

1.12 “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.13 “Field” means all human therapeutic uses except for the excluded Indications set forth in Exhibit A (the “Excluded indications”) attached hereto.

1.14 “First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of any Product in such country to a Third Party by Petra or any of its Sublicensees. Transfers or dispositions of Product: (a) in connection with patient assistance programs; (b) for charitable or promotional purposes; (c) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (d) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (a) through (d), be deemed commercial transfers or dispositions for value.

1.15 “Generic Competition Percentage” means, with respect to each Product in a given country in the Territory in a given [***], the total number of units of all Generic Products sold by one or more Third Parties divided by the sum of (a) the total number of units of the applicable Product sold by Petra, its Affiliates and Sublicensees and (b) the total number of units of all Generic Products sold by one or more Third Parties in such country.

1.16 “Generic Product” means, with respect to a particular Product in a particular country, any pharmaceutical product (other than the Product sold under authority from Petra) that contains the same active ingredient(s) and route of administration as such Product and has received Marketing Approval in such country.

1.17 “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.18 “IND” means, in the United States, a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other country in the Territory, the clinical trial notification, clinical trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any Product in humans) filed with the applicable Regulatory Authority in such country.

1.19 “Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which an NDA may be obtained.

1.20 “Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or

Exhibit 10.20

otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods. processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.21 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.22 “Licensed Compound” means: (i) Takeda’s PI3Kα-selective inhibitor known as TAK-117 (MLN1117); (ii) the chemical compounds coded by Takeda as [***] and [***]; and (iii) any analogs, derivatives, fragments or modifications of the aforementioned compounds described in clause (i) or (ii) that are obtained by Petra using the aforementioned compounds.

1.23 “MAA” means a Marketing Authorization Application filed with the European Medicines Agency (“EMA”).

1.24 “Marketing Approval” shall mean approval from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, which for the sake of clarity, shall not include pricing and reimbursement approval.

1.25 “NDA” means a New Drug Application, submitted pursuant to the requirements of the FDA, as more fully defined in 21 US C.F.R. § 3143 et seq., and any equivalent application (e.g., MAA) submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.26 “Net Sales” means the gross amounts received by Petra or any of its Sublicensees for sales of Products to independent or unaffiliated Third Party purchasers of such Product, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with United States generally accepted accounting principles (“US GAAP”) or International Financial Reporting Standards (“IFRS”), as applicable, to be specifically attributable to actual sales of such Product: [***]. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales.

[***]

In the event a Product is sold as a combination or bundled product that consists of a Licensed Compound or Product together with another therapeutically active product (a “Combination

Exhibit 10.20

Product”), the Net Sales from the Combination Products, for the purposes of determining Royalty Payments, will be determined by [***].

[***]

[***]

1.27 “Patent Rights” means any: (a) issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) pending patent applications, including, but not limited to, any continuation, divisional, continuation-in-part, substitute or provisional application; and (c) counterparts or foreign equivalents of any of the foregoing filed or issued in any country or jurisdiction.

1.28 “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, unincorporated association, trust, or any other entity that has legal capacity to own property in their own name or to sue or be sued, including a government or political subdivision, department, or agency of a government.

1.29 “Phase I Trials” means Takeda’s clinical trials entitled [***].

1.30 “Product” means any product comprising a Licensed Compound, either as the sole active ingredient or in combination with one or more other active ingredients, including all forms, presentations, strengths, doses and formulations (including any method of delivery). For clarity, for the purposes of this Agreement: different dosage strengths of a given Product comprising a given Licensed Compound, regardless of formulation, shall be considered the same Product, but any Product which has a different Licensed Compound from another Product shall be considered a different Product.

1.31 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including any pricing and/or pricing reimbursement approval or determination, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.32 “Regulatory Authority” means (a) in the US, the FDA or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products (including without limitation, the EMA).

1.33 “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to such Product, other than Patent Rights, that prohibits a Person from (a) relying on pivotal safety or efficacy data generated by or on behalf of the Parties with respect to such Product in an application for Regulatory Approval, (b) Commercializing such Product, including rights conferred in the US under the Hatch Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity and orphan drug exclusivity), or in each case ((a) and (b)), rights similar thereto outside the US.

1.34 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of such Product in such country until the latest of (a) the expiration of the last to expire Valid Claim of a Takeda Patent in such country, (b) the expiration of any applicable Regulatory Exclusivity period for the Product in such country or (c) ten (10) years after the First Commercial Sale of such Product in such country.

Exhibit 10.20

1.35 “Sublicensee” means a Person which is granted any sublicense rights under any of the license rights granted under Section 2.1; provided, however, that “Sublicensee” shall exclude distributors who are independent contractors of Petra.

1.36 “Takeda Know-How” means that Know-How listed in Exhibit B. For clarity, Know-How that relates to a Licensed Compound or Product in combination with any other compound is explicitly excluded.

1.37 “Takeda Patents” means patents and patent applications listed in Exhibit C together with (a) issued or granted patents, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof, and the like of any of the foregoing; (b) pending patent applications, including, but not limited to, any continuation, divisional, continuation-in-part, substitute or provisional application thereof, and the like of any of the foregoing; and (c) counterparts or foreign equivalents thereof filed or issued in any country or jurisdiction.

1.38 “Takeda Technology” means, collectively, the Takeda Patents and the Takeda Know-How.

1.39 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.40 “Territory” means all the countries of the world.

1.41 “Third Party” means any Person other than Takeda, Petra or any of their respective Affiliates.

1.42 “Third Party Action” means any Action (as defined in Section 6.4(b) below) made by a Third Party against either Party that claims that any Licensed Compounds or any Product, or its use, importation, Development, or Commercialization infringes or misappropriates such Third Party’s intellectual property rights.

1.43 “United States” or “US” means the United States of America, its territories and possessions.

1.44 “USD” or “$” means the lawful currency of the United States.

1.45 “Valid Claim” means with respect to a patent or patent application in a country, any claim of an (a) issued patent that has not (i) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable final decision of a governmental authority in such country or (b) application for a patent that (1) has been pending for less than [***], is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing and (2) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer.

1.46 “VAT” means, within the EU, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added tax or any form of consumption tax levied by a relevant Tax authority, as well as all other forms of consumption taxes levied by the relevant Tax authority on the purchase of a good or a service, including but not limited to sales tax and good and service tax.

Exhibit 10.20

Article 2
LICENSES AND OTHER RIGHTS

2.1 Grant of Licenses to Petra. Subject to the terms and conditions of this Agreement, Takeda on behalf of itself and its Affiliates hereby grants to Petra an exclusive (even as to Takeda and its Affiliates, except as expressly provided in Section 2.2 or in Section 10), royalty-bearing and transferable (subject to the provisions of Section 12.2) right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 2.4) under the Takeda Technology to Exploit the Licensed Compounds and Products in the Territory in the Field.

2.2 License to Takeda. Petra hereby grants to Takeda and its Affiliates a non-exclusive, royalty-free, irrevocable, fully paid up, sublicensable through multiple tiers, license to use and practice the Takeda Technology in the Field for internal non-clinical research and non-clinical development purposes only.

2.3 Covenant Not to Sue; Other Takeda Patents. In exchange for the consideration described herein, Takeda covenants that it will not, and it will cause its Affiliates not to, initiate, institute, prosecute or pursue any claim, complaint, suit action or other judicial or administrative proceeding anywhere in the world against Petra, its Affiliates or Sublicensees (or their successors in interest), asserting that the use, manufacture (but not methods of manufacture), sale or offer for sale, or import of TAK-117 [***], [***], or [***] (as described in the definition of Licensed Compound) by Petra, its Affiliates or its Sublicensees (or their successors in interest), as the case may be, constitutes infringement (including direct, contributory or inducement of infringement) of a [***] claim of a Patent Right (other than a Takeda Patent) owned or Controlled by Takeda or its Affiliates. For clarity, this Section 2.3 does not apply to the extent that the Exploitation of the aforementioned compounds by Petra, its Affiliates or its Sublicensees (or their successors in interest), as the case may be, constitutes infringement of any other Patent Right Controlled by Takeda (e.g., [***]). To the extent that Petra, in the conduct of the Development or other Exploitation of one or more Products, identifies one or more Patent Rights it believes are owned or Controlled by Takeda or its Affiliates which are not Takeda Patents and which are not included within the foregoing covenant not to sue, but which cover or claim a method of manufacture, or formulation of, or use of, such Product (the “Other Takeda Patents”), and requests to discuss with Takeda or its Affiliate obtaining a license under any such Other Takeda Patent(s) for such Product, Takeda agrees to meet and discuss with Petra, in good faith, the grant of such a license on commercially reasonable terms unless Takeda does not in fact have the right to grant any such license under such Other Takeda Patent as of such time, in which case it will inform Petra of such fact.

2.4 Grant of Sublicenses by Petra. Prior to such time as Petra has completed the first clinical trial of a Licensed Compound, Petra may not grant sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 without the prior written consent of Takeda, such approval not to be unreasonably withheld. If Takeda approves any sublicense, such approval shall not relieve Petra of any of its obligations hereunder. If Takeda’s prior written consent is required for Petra to sublicense its rights to Exploit any Compounds or Products, in whole or in part, to a Third Party, Takeda may not unreasonably withhold, condition or delay any such consent, and if Takeda fails to reject in writing any such proposed sublicense within [***], then Takeda shall be deemed to have consented to such sublicense. Following such time as Petra has completed the first clinical trial of a Licensed Compound, Petra shall have the right to grant sublicenses under any of the licenses granted in Section 2.1 (which sublicensed rights shall be further sublicenseable through multiple tiers) to any of its Affiliates or to any Third Party, with prior written notice to Takeda, but without Takeda’s consent, and subject to the requirements of this Section 2.4. Any sublicense granted by Petra in

Exhibit 10.20

accordance with the terms of this Section 2.4 shall be in writing and subject to, and consistent with, the terms and conditions of this Agreement to the extent applicable. In addition, any such sublicense shall include an obligation on the Sublicensee to [***]. Petra shall provide Takeda with a copy of any sublicense agreement, and any amendment thereto, within [***]; provided that Petra shall have the right to redact from such copy of the sublicense agreement any (a) Financial terms and (b) other technical or business information which Petra determines in good faith to be necessary to protect any of its or its Sublicensee’s confidential or proprietary information unrelated to Petra’s obligations under this Agreement.

2.5 Material Transfer. Takeda shall transfer to Petra or its designee, upon Takeda’s receipt of Petra’s reasonable written instructions with respect to shipping method, delivery address and carrier, and at Petra’s cost and expense, such amount of the Licensed Compounds as more explicitly set forth on Exhibit D. The Licensed Compounds shall be transferred as-is. Takeda shall use Commercially Reasonable Efforts to conduct such transfer to Petra within [***].

2.6 Patent Transfer. Except as noted in Section 2.7, Takeda shall use Commercially Reasonable Efforts to transfer to Petra or its designee, within [***], and [***], a copy of all files related to the Takeda Patents listed on Exhibit C, each in their current form and language.

2.7 Data Transfer. Takeda shall transfer to Petra, following receipt by Takeda of written instructions from Petra with respect to the transfer, and [***], all Takeda Know-How that may be transferred in accordance with applicable Law. If during [***], Petra makes a written request to Takeda for additional Know-How relating solely to a Licensed Compound or Product that is owned or Controlled by Takeda and is not included on Exhibit B, Takeda shall consider such request in good faith and use reasonable efforts to promptly transfer to Petra any such Know-How that is in its Control and [***] and in accordance with applicable Law, [***]. Takeda shall further provide Petra with reasonable access, upon advance written notice and during normal business hours, to a representative of Takeda who is familiar with, and has the relevant expertise related to, the Licensed Compounds for questions and assistance relating to such data. Takeda shall use Commercially Reasonable Efforts to conduct such transfer to Petra within [***].

2.8 Regulatory Documents Transfer. Upon Petra’s written request after the Effective Date, Takeda shall (to the extent allowed by Law), [***], assign to Petra all applications and filings made by or on behalf of Takeda or its Affiliates with any Regulatory Authority in the Territory that relate solely to any Licensed Compounds or Product, if any, including any IND, NDA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof (the “Regulatory Documents”). To the extent any of the Regulatory Documents cannot be assigned to Petra, Takeda hereby grants on behalf of itself and its Affiliates to Petra an exclusive (even as to Takeda and its Affiliates) and transferable (subject to the provisions of Section 12.2) license and right of reference under the Regulatory Documents (with the right to sublicense and grant further rights of reference, subject to the provisions of Section 2.4) as necessary to Exploit any Licensed Compounds or Product(s) in the Territory in the Field. For clarity Regulatory Documents relating to a Licensed Compound in combination with any other compound are explicitly excluded, provided, however, that in the event Petra (or its Affiliate or sublicensee) is required by a Regulatory Authority to report any safety data relating solely to a Licensed Compound that was the subject of such a combination study. Takeda will cooperate with Petra to make such information available to such Regulatory Authority.

2.9 Authorization to Communicate with Vendors. Takeda shall, promptly after the Effective Date, provide Petra with letters from Takeda to submit to the following vendors that have been involved in the development of the Licensed Compound TAK-117, which list includes vendors involved in

Exhibit 10.20

Development or manufacture of TAK-117 intermediates, regulatory starting materials, drug substance, drug product, and nonclinical studies, the purpose of which letters shall be to instruct such vendors to provide to Petra access to all data and material related solely to such Development or manufacture of TAK-117: [***].

2.10 Confirmatory License. Takeda shall, if requested to do so by Petra, promptly enter into a confirmatory license in a form reasonably requested by Petra for purposes of recording the licenses granted under this Agreement with such patent offices or other Regulatory Authorities as Petra considers appropriate.

2.11 No Excluded Indications Licenses. Notwithstanding anything herein to the contrary, during the Term of this Agreement, Petra shall not, by itself or through a Third Party, directly or indirectly, use the Takeda Technology to research, Develop, manufacture, have manufactured, use, Commercialize, market, have marketed, sold, have sold or otherwise Exploit the same with respect to the Excluded Indications. During the Term, to the extent the rights to Exploit any Licensed Compound in the Excluded Indications revert to Takeda or its Affiliates, Takeda and its Affiliates shall not, by themselves or through a Third Party, directly or indirectly, use the Takeda Technology to Develop, manufacture, have manufactured, Commercialize, market, have marketed, sold, have sold or otherwise Exploit such Licensed Compound in the Field, except that Takeda shall have the right to use and practice such Licensed Compound in the Field for internal non-clinical research and development purposes in accordance with Section 2.2 above.

Except as expressly set forth herein, no license or other right is or shall be created or granted under this Agreement by implication, estoppel or otherwise. All licenses and rights after the Effective Date and during the remainder of the Term are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose.

Article 3
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1 Development of Products by Petra. Petra shall have the sole responsibility and decision-making authority to Develop the Licensed Compounds and Products and to conduct (either itself or through its agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies Petra believes appropriate to obtain Regulatory Approval for such Products in the Territory in the Field. As between the Parties, Petra shall be solely responsible for all costs and expenses associated with such Development. Petra will provide [***] written update to Takeda, specifying the current Development status and progress of the Licensed Compound(s) and/or Product(s) and summarizing Petra’s (and its Affiliates’ and Sublicensees’) significant activities relating to Development, Commercialization (to the extent applicable), and other Exploitation of each Product, within [***] during the Term. Such [***] report shall be complete and accurate in all material respects.

3.2 Commercialization. Petra shall have the sole responsibility and decision-making authority to Commercialize Products itself or through one or more Sublicensees or other Third Parties selected by Petra in accordance with this Agreement and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Products in the Territory in the Field. As between the Parties. Petra shall be solely responsible for all costs and expenses associated with Commercialization.

3.3 Clinical and Commercial Manufacturing. Petra shall have sole responsibility for all manufacturing and labeling of the Licensed Compounds and/or Product(s), including clinical and

Exhibit 10.20

commercial manufacturing and labeling. Petra has the right to manufacture the Licensed Compounds and Products itself or through one or more Sublicensees or subcontractors selected by Petra in accordance with this Agreement. As between the Parties, Petra shall be solely responsible for all costs and expenses associated with such activities.

3.4 Diligence by Petra. Petra shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in the Territory. Petra shall have the exclusive right to determine, in its sole discretion, the launch strategy for each Product, subject to its exercise of Commercially Reasonable Efforts] and the availability of any necessary Third Party licenses or other rights. Activities conducted by Petra’s Sublicensees will be considered as Petra’s activities under this Agreement for purposes of determining whether Petra has complied with its obligation to [use Commercially Reasonable Efforts. Petra shall be relieved of its diligence obligations under this Section 3.4 if either Party provides the other Party with a termination notice pursuant to Section 10.2, effective immediately upon delivery of such termination notice.

3.5 Subcontracting. Petra may exercise any of its rights, or perform any of its obligations, under this Agreement by subcontracting (including, for example, to fee-for-service or commercial research organizations) the exercise or performance of all or any portion of such rights and obligations on Petra’s behalf. For the avoidance of doubt, this provision shall not be construed as permitting the granting of a Sublicense to any sub-contractor other than in accordance with the requirements of Section 2.4 and any sub-contractors shall not be considered Sublicensees. Any subcontract granted or entered into by Petra as contemplated by this Section shall be in writing, shall specify the activity or activities subcontracted, and shall impart on the subcontractor the same level of obligation provided hereunder and the same level of protection for Takeda as provided hereunder (in each case as applicable to the subcontracted activities). Subcontracting shall not relieve Petra from any of its obligations under this Agreement. Petra shall be responsible for the performance of and any breaches of this Agreement by its subcontractors. Petra shall ensure that any subcontractors are aware of, and comply with the provisions of this Agreement applicable to the work being performed by such subcontractor.

3.6 Trademarks. As between Takeda and Petra, Petra shall have the sole authority to select trademarks for the Products and shall own all such trademarks in the Territory. Throughout the Term of this Agreement and thereafter, Petra shall not adopt or use, register or attempt to register in the Territory any trademark, trade name, domain name, or similar commercial symbol that includes, or is confusingly similar to, Takeda’s or any of its Affiliates trademarks or service marks.

3.7 [***]

3.8 Abandonment. If Petra and its Affiliates and Sublicensees abandon Development and Commercialization of all Licensed Compounds and all Products containing any Licensed Compounds, Petra shall promptly notify Takeda of such decision. Upon receipt of such notice of abandonment, Takeda shall have the right, but not the obligation, to terminate this Agreement and take back Development or Commercialization responsibility for the Licensed Compounds, provided Takeda must notify Petra of its decision within [***]. If Takeda does not elect to take back such Development or Commercialization responsibility within such [***] period, Petra shall be solely responsible [***] for the wind down of any such of its Development or Commercialization activities, including any clinical trials [***]. If Takeda elects to take back Development or Commercialization of the Licensed Compounds during such [***] period, the Parties shall work in good faith to determine which Party shall continue any ongoing research activities, including clinical trials in process and Section 10.31b)(v) shall apply. [***].

Exhibit 10.20

Article 4
REGULATORY MATTERS

4.1 Regulatory Filings.

(a) Petra Responsibilities. Petra will be solely responsible for all regulatory activities relating to the Licensed Compounds and/or the Products) in the Field, including (i) developing regulatory plans and strategies for the Licensed Compounds and the Product(s), (ii) making all regulatory filings with respect to the Licensed Compounds and the Product(s), and (iii) obtaining and maintaining regulatory approvals for the Product(s). As between Petra and Takeda, Petra shall own and maintain all regulatory filings and Regulatory Approvals for the Products, including all INDs and NDAs, in the Territory. Petra will be solely responsible for all costs associated with such activities. Petra has the right to select the countries where the Licensed Compounds and/or Product(s) will be maintained or submitted for regulatory approval.

(b) Regulatory Filings by both Petra and Takeda Licensee. When Petra files an IND for any Licensed Compound or Product, Petra shall notify Takeda thereof within [***]. When the Third Party to whom Takeda has granted rights with respect to the Excluded Indications (the “Takeda Licensee”) files an IND for any Licensed Compound or Product, Takeda shall notify Petra thereof within [***]. If both Petra and the Takeda Licensee file an IND for the same Licensed Compound or Product, Takeda shall facilitate a negotiation between the Takeda Licensee and Petra, subject to which Petra and the Takeda Licensee shall negotiate in good faith and enter into a pharmacovigilance and safety data exchange agreement, which agreement shall be applicable to [***] and set forth [***]. Takeda’s obligations with respect to such negotiations shall be [***]. Further, when and if the Takeda Licensee submits a marketing approval application for any such Licensed Compound or Product, Takeda shall notify Petra thereof within [***]. In the event that the first marketing approval application of such Product is filed by either Petra or the Takeda Licensee, Petra and the Takeda Licensee shall initiate negotiations with a view to entering into a post-marketing safety data exchange agreement no later than [***], which agreement shall be applicable to [***] to permit each of Petra and the Takeda Licensee to comply with regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in an appropriate format within applicable timeframes.

4.2 Communications with Authorities. Petra (or one of its Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization and manufacturing of Licensed Compounds and Products in the Territory. Following the Effective Date, Takeda shall not initiate (or permit any of its Affiliates to initiate), with respect to any Licensed Compounds or Product, any meetings or contact with Regulatory Authorities in the Territory, without Petra’s prior written consent, except as necessary to accomplish the technology transfer pursuant to Section 2.8, in which case Takeda shall keep Petra informed of the status of such transfer. To the extent Takeda or any Affiliate receives any written or oral communication from any Regulatory Authority in the Territory relating to any Licensed Compounds or Product, to the extent not prohibited by Law, Takeda shall (a) refer such Regulatory Authority to Petra, and (b) as soon as reasonably practicable (but in any event within [***]), notify Petra and provide Petra with a copy of any written communication received by Takeda or such Affiliate or, if applicable, accurate minutes of such oral communication.

4.3 Adverse Event Reporting. Takeda and Petra agree to comply with any and all Laws applicable during the Term in connection with Product safely data collection and reporting, including reporting of Adverse Events. If Takeda or any Affiliate has or receives any information regarding any Adverse Event which may be related to the use of any Product, then Takeda shall provide Petra with

Exhibit 10.20

all such information in English within such reasonable timelines which enable Petra to comply with all Laws and relevant regulations and requirements.

4.4 Recalls. Petra shall have the sole right to determine whether and how to implement a recall or other market withdrawal of Product(s) in the Territory.

Article 5
FINANCIAL PROVISIONS

As consideration for Takeda’s grant of rights and licenses to Petra under this Agreement, and fulfilment by Takeda of its other obligations under this Agreement, Petra shall [***] and pay the milestone and royalty payments, all as described below in this Article 5.

5.1 [***]

5.2 [***]

5.3 Milestone Payments. As consideration for the exclusive license to the Takeda Technology granted under this Agreement, Petra shall pay to Takeda the following one-time milestone payments upon the first and only achievement of each such Milestone Event by the first Product to achieve such Milestone Event:

Milestone Event	Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total Potential Event Milestone Payments under this Section 5.3:	$[***]

5.4 Sales Milestone Payments. As consideration for the exclusive license to the Takeda Technology granted under this Agreement, Petra shall pay to Takeda the following one-time net sales milestone payments within [***] after the first and only achievement of each indicated threshold for total Net Sales of the Product achieved during a Calendar Year:

When Calendar Year Net Sales of the Product First Exceed:	Payment

Exhibit 10.20

$[***]	$[***]
$[***]	$[***]
Total Potential Sales Milestone Payments under this Section 5.4:	$[***]

5.5 Notification of Milestone Achievement. Petra will provide Takeda with prompt written notice of the occurrence of any Milestone Event, in any event no later than [***]. Promptly following receipt of the notice of a Milestone Event achievement, Takeda will prepare and deliver to Petra an invoice for the applicable Milestone Payment, which shall be payable within [***].

5.6 Royalty Payments. Subject to Section 5.7, as consideration for the exclusive license to the Takeda Technology granted under this Agreement, Petra shall, during each applicable Royalty Term; pay to Takeda [***] royalty payments, on a Product-by-Product, country-by-country and Calendar Year-by-Calendar Year basis as follows (“Royalty Payments”):

Portion of Calendar Year Net Sales of a Product in the Territory:	Royalty Rate
$[***] to $[***]	[***]%
> $[***] to $[***]	[***]%
> $[***]	[***]%

Upon the expiration of the Royalty Term with respect to each Product in each country, Petra shall have a fully paid-up, irrevocable license with respect to such Product in such country.

5.7 Reductions.

(a) Anti-Stacking. If, based on the opinion of counsel that such is necessary for avoiding infringement or misappropriation of Third Party intellectual property rights, Petra, its Affiliate or any of its Sublicensees enters into any Third Party license agreements in order to Exploit the Takeda Technology, including in connection with settlement of any Third Party Action, Petra will be entitled to deduct [***] of the amounts paid by Petra or its Sublicensee pursuant to the applicable Third Party license agreement from any amounts due to Takeda pursuant to Section 5.6. Notwithstanding the foregoing, under no circumstances shall the deductions under this Section 5.7(a) result in the amount payable to Takeda being reduced by [***] compared with the amount otherwise payable for such Product as of such time.

(b) Generic Competition. It with respect to a particular Product in a particular country in the Territory during a particular [***], the Generic Competition Percentage is [***], then the royalty rates set forth in Section 5.6 for Net Sales of such Product in such country during such [***] shall be reduced by [***].

(d) Minimum Royalty. Notwithstanding anything in this Agreement express or implied to the contrary, none of the reductions to Royalty Payments provided in Section 5.7(a) and (b) above, will, in the aggregate, reduce the Royalty Payments payable with respect to Net Sales of any Product sold by Petra, its Affiliates and its Sublicensees in any country during the Term by more than [***] of the Royalty Payments otherwise owed to Takeda.

Exhibit 10.20

5.8 Mode of Payment and Currency; Invoices. All payments to Takeda hereunder shall be made by deposit of USD in the requisite amount to such bank account as Takeda may from time to time designate by written notice to Petra. With respect to amounts payable hereunder not denominated in USD, Petra shall convert applicable amounts in foreign currency into USD by using an exchange rate equal to [***]. Based on the resulting sales in USD, the then-applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

5.9 Reports and Records Retention. Within [***], Petra shall deliver to Takeda, together with the applicable payment of the associated Royalty Payment, a written report (“Royalty Report”), on a Product-by-Product, country-by-country basis, summarizing the total amount of Net Sales during such Calendar Quarter, the exchange rates used in converting Net Sales to USD, and details on a country-by-country basis of any deductions or reductions and the calculation of the Royalty Payment. Each Royalty Report shall be deemed Confidential Information of Petra subject to the obligations of Article 7 of this Agreement. For at least [***], Petra shall keep complete and accurate records of such Net Sales in sufficient detail to confirm the accuracy of the calculations hereunder.

5.10 Late Payments. All payments under this Agreement which are not disputed in good faith by Petra shall earn interest from the date due until paid at a rate equal to the lesser of (a) the maximum rate permissible under Law and (b) one [***].

5.11 Audits.

(a) Audits Generally. During the Term and for [***], and not more than [***] in each Calendar Year, Petra shall permit an independent certified public accounting firm of nationally recognized standing selected by Takeda to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Petra to verify the accuracy of the Royalty Reports and payments under this Article 5. Such review may cover the records for sales made in any Calendar Year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Takeda and Petra only whether the Royalty Reports are correct or incorrect and the specific details concerning any discrepancies.

(b) Audit-Based Reconciliation. If such accounting firm concludes that additional amounts were owed during such period, Petra shall pay the additional undisputed amount [***], within [***]. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods. If Petra disagrees with such calculation, it may, [***], retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Takeda, to conduct a review, and if such firm concurs with the other accounting firm, Petra shall make the required payment within [***]. Takeda shall pay for the cost of its auditor, unless Petra has underpaid Takeda by [***] or more for the audited period, in which case Petra shall reimburse Takeda for all out-of-pocket costs and expenses associated with the audit.

(c) Audit Confidentiality. Each Party shall treat all information that it receives under this Section 5.11 in accordance with the confidentiality provisions of Article 7 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for Takeda to enforce its rights under this Agreement.

Exhibit 10.20

5.12 Taxes.

(a) Withholding Tax. The amounts payable pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. Petra shall deduct and withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold. Notwithstanding the foregoing, if Takeda is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may deliver to Petra or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Petra of its obligation to withhold tax. In such case, Petra shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Petra is in receipt of evidence, in a form reasonably satisfactory to Petra, for example Takeda’s delivery of all applicable documentation at least [***]. If, in accordance with the foregoing, Petra withholds any amount, it shall pay to Takeda the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send Takeda proof of such payment within [***].

(b) Value Added Tax. It is understood and agreed between the Parties that VAT and any similar Tax imposed upon payments by Petra to Takeda shall be the responsibility of Takeda. Takeda shall file (with Petra reasonable cooperation) all required Tax returns, ensure all VAT and similar Taxes are paid, and provide evidence of such to Petra on a timely basis following each such payment.

Article 6
INVENTIONS AND PATENTS

6.1 Drug Price Competition and Patent Restoration Act. Each Party shall promptly give written notice to the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Takeda Patents covering any Licensed Compounds or any Product, or the manufacture or use of any of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a Product by a Third Party.

6.2 Listing of Patents. Petra shall have the sole right to determine which of the Takeda Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory.

6.3 Patent Prosecution and Maintenance.

(a) Takeda Patents. Petra shall have the first right, but not the obligation (subject to Section 6.3(b)), to file, prosecute and maintain Takeda Patents in Takeda’s name, on a worldwide basis. As between the Parties, [***]. Petra shall keep Takeda reasonably informed of the status of the filing and prosecution of Takeda Patents or related proceedings including any material communications with any patent office or patent authority having jurisdiction over a patent or patent application in connection with pre- and post-grant proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner. Promptly after the Effective Date, Takeda shall deliver to Petra all prosecution and maintenance files associated with the Takeda Patents, in accordance with Section 2.6. Petra may request that Takeda make its employees, agents and service providers available to Petra to help enable Petra to continue prosecution or maintenance of any such Takeda Patents in such country, [***].

Exhibit 10.20

(b) Election Not to File and Prosecute Takeda Patents. If Petra elects not to continue to prosecute or maintain a Takeda Patent in Takeda’s name in any country in the Territory, then it shall notify Takeda in writing at least [***], as the case may be, or [***], as the case may be. In such case, Takeda shall have the right to support the continued prosecution or maintenance of such Takeda Patent in that country. If Takeda elects to continue prosecution or maintenance of any such Takeda Patent, then Petra shall promptly deliver to Takeda all prosecution files associated with such Takeda Patent and use reasonable efforts to make its employees, agents and consultants reasonably available to Takeda, at no cost to Takeda, to the extent reasonably necessary to enable Takeda to continue prosecution or maintenance of any such Takeda Patent.

(c) Patent Term Extension. Petra shall be responsible, in Takeda’s name, on a worldwide basis, for making decisions regarding and obtaining patent term extensions wherever available for Takeda Patents. In the event that any election with respect to obtaining patent term extensions is to be made, Petra shall have the right to make such elections. Petra shall keep Takeda informed of the status of any efforts regarding patent term extensions in a timely manner and shall provide Takeda with any material communications related thereto.

(d) Petra Patents. Petra and its Sublicensees shall own any Know-How developed solely by them or a Third Party on behalf of them and shall have the right, but not the obligation, to file, prosecute and maintain Patent Rights covering or claiming any such Know-How (collectively, “Petra Patents”). [***].

6.4 Enforcement of Patents.

(a) Notice. If either becomes aware of any infringement or ownership claim or threatened infringement claim with respect to the Takeda Patents, or if a Third Party claims that any Takeda Patent is invalid or unenforceable anywhere in the Territory (any such activity, a “Third Party Infringement”), the Party possessing such knowledge or belief shall promptly notify the other Party and provide it with details of such Third Party Infringement that are known by such Party.

(b) Right to Bring an Action. Petra shall have the exclusive right to attempt to resolve any Third Party Infringement, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle any such infringement or claim. At Petra’s request, Takeda shall promptly provide Petra with all relevant documentation (as may be reasonably requested by Petra) evidencing that Petra is validly empowered by Takeda to take such an Action. Takeda shall be obligated to join Petra in such Action if it is necessary to demonstrate “standing to sue,” provided that Takeda will have the right, at its own expense, to retain its own counsel with respect to such Action. In addition, Takeda shall have the right to join any Action relating to the Takeda Patents, at its own expense. If Petra does not intend to prosecute or defend an Action, Petra shall promptly inform Takeda and Takeda shall have the right, but not the obligation, to control such Action. The Party controlling the Action (i) shall keep the other Party reasonably informed with respect to such Action, (ii) shall, in good faith, consult with, and give reasonable consideration to, any comments made by the other Party related to such Action, and (iii) shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports. affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such Action. The Parties shall cooperate in good faith to ensure that each Person that participates in, or receives any information about, any Action in accordance with this Section 6.4(b) shall use reasonable efforts to protect all applicable confidential information and preserve all applicable attorney-client privilege and work product protections.

Exhibit 10.20

(c) Costs of an Action. Without limiting the respective indemnity obligations of the Parties set forth in Article 9, and except for [***], [***] shall pay [***].

(d) Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Takeda Patent is invalid or unenforceable without the other Party’s prior written consent, and neither Party shall settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of the Takeda Patents or the rights or benefits of the other Party hereunder, without the other Party’s prior written consent. The foregoing shall not limit Petra’s rights under Section 6.4(b).

(e) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.4, whether by settlement or judgment, shall be allocated in the following order: [***].

(f) Petra Patents. Petra shall have the sole right and authority. but not the obligation, to enforce Petra Patents against any Third Party infringer.

(g) Delegation of Enforcement Rights. Petra shall have the right, in its sole discretion, to delegate its rights under this Section 6.4, in whole or in part, to one or more Sublicensees, provided that any such Sublicensee shall comply with the terms of this Section 6.4.

6.5 Challenge. If Petra, or any of Petra’s Sublicensees, directly, or indirectly, commences any interference or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate, in each case, with respect to any Takeda Patent in a given country (each such action, a “Patent Challenge”), Takeda shall have the right to terminate this Agreement in its entirety if Petra or its Sublicensee fails to withdraw such Patent Challenge within [***]; provided however that such right to terminate shall not apply to any controlling Affiliate of Petra that first becomes an Affiliate of Petra after the Effective Date where such Affiliate was undertaking activities in connection with a Patent Challenge prior to becoming such an Affiliate; provided, however, that Petra causes such Patent Challenge to terminate within [***]. For the avoidance of doubt, an action by Petra in accordance with Section 6.3 to amend claims within a pending patent application of the Takeda Patents or in defense of a Third Party Infringement shall not constitute a challenge under this Section 6.5.

Article 7
CONFIDENTIALITY

7.1 Confidentiality Obligations. Each Party (the “Receiving Party”) agrees that, for the Term and for [***] thereafter, such Party shall, and shall ensure that its Affiliates and its and its Affiliates’ employees, consultants, Sublicensees, contractors, advisors and agents (collectively, “Receiving Party Representatives”) shall, (a) hold in strict confidence all Confidential Information disclosed to it by the other Party (the “Disclosing Party”) pursuant to this Agreement and (b) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 7.1 shall not create or imply any rights or licenses not expressly granted under this Agreement), unless such information:

(a) is approved in writing by the Disclosing Party for release or use by the Receiving Party without restriction, but only from the time such Confidential Information is approved for release and thereafter;

Exhibit 10.20

(b) is part of the public domain at the time of disclosure to the Receiving Party or becomes part of the public domain through no wrongful act or intentional failure to act of the Receiving Party or its Affiliates, but only from the time such Confidential Information becomes available to the public or otherwise part of the public domain and thereafter;

(c) is in the Receiving Party’s possession without any confidentiality obligation or use restriction at the time of disclosure by the Disclosing Party, as the Receiving Party can, by competent proof demonstrate, other than as a result of any prior confidential disclosure by the Disclosing Party;

(d) was disclosed to the Receiving Party by a Third Party having no duty of confidentiality to the Disclosing Party with respect to such Confidential information and having the legal right to disclose such Confidential Information, but only from the time such Confidential Information was so rightfully disclosed and thereafter; or

(e) is independently developed by the Receiving Party or its Affiliates, as the Receiving Party can, by competent proof, demonstrate, by persons in its employ or consultants who have had, directly or indirectly, no contact with or exposure to Confidential Information received hereunder, but only from the time such Confidential Information was independently developed and thereafter.

The Receiving Party shall not disclose any of the Confidential Information, except to Representatives of the Receiving Party who need to know the Confidential Information for the purpose of performing the Receiving Party’s obligations, or to assist Receiving Party in exercising its rights, under this Agreement and who are bound by written obligations of non-use and non-disclosure at least as protective of the Disclosing Party those set forth herein. The Receiving Party shall be responsible for any disclosure or use of the Confidential Information by such Receiving Party Representatives. The Receiving Party shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Notwithstanding the foregoing, unless and until this Agreement is terminated, the Takeda Know-How shall be deemed to be the Confidential Information of both Takeda and Petra and each Party shall be the Receiving Party with respect thereto and subject to the obligations set forth under this Article 7, it being understood that (a) Petra shall have all rights to use such Takeda Know-How consistent with its rights and licenses under this Agreement and (b) Takeda shall have all rights to use such Takeda Know-How consistent with its rights and licenses under Section 2.2 above.

7.2 Authorized Disclosure and Use. Notwithstanding Section 7.1, a Receiving Party may use or disclose the Confidential Information of the Disclosing Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(a) filing or prosecuting patent applications or enforcing patents, pursuant to the terms of Section 6.3 and Section 6.4;

(b) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(c) conducting pre-clinical studies or clinical trials pursuant to this Agreement;

(d) seeking or maintaining any regulatory filings or Regulatory Approval of any Product; or

Exhibit 10.20

(e) complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Petra may disclose Confidential Information of Takeda to Petra’s and its Affiliates’ Sublicensees (if such Sublicensee has been sublicensed by Petra in compliance with Section 2.4), each of which, prior to disclosure, must be bound by written obligations of confidentiality and non-use at least as protective of Takeda’s rights as those set forth in this Article 7. Furthermore, the Receiving Party may disclose (a) the Disclosing Party’s Confidential Information to its Affiliates, employees, consultants, agents and (b) on a need-to-know basis, the terms and conditions of this Agreement to actual or potential acquirers, investors, partners, financing sources, and/or financial advisors, each of whom, pursuant to clauses (a) and (b) above, prior to disclosure must be bound by written obligations of confidentiality and non-use at least as protective of the Disclosing Party’s rights as those set forth in this Article 7; [***]. The Receiving Party shall be responsible for any disclosure or use of the Confidential Information by such Persons to whom it discloses Confidential Information pursuant to this paragraph.

If either Party proposes to file with the SEC or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of, or includes a copy of, this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, such Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing a reasonable time (but at least ten [***] (and any material revisions to such portions of the proposed filing a reasonable time (but at least [***]), including any exhibits thereto disclosing the terms or conditions of this Agreement, and will use reasonable and diligent efforts to seek confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and will only disclose such terms and conditions of this Agreement that it is advised by counsel are legally required to be disclosed. No such notice will be required under this Section 7.2 if the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the other Party hereunder or otherwise approved by the other Party.

7.3 Required Disclosure. The receiving Party may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the receiving Party promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance to the disclosing party in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

7.4 Publications. Takeda shall submit to Petra for Petra’s written approval (which approval may be granted or denied in Petra’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly to the Licensed Compounds or any Product for review and approval at least [***]; provided that Takeda shall have the right, without Petra’s written approval, to publish or otherwise publicly present the results of any non-clinical research relating to the Licensed Compounds conducted by Takeda prior to the Effective Date. Petra shall have the right to make such publications regarding Development or Commercialization of Licensed Compounds or Product as it chooses, in its sole discretion, without the approval of Takeda, provided such publication does not contain any Confidential Information of Takeda (other than the Takeda Know-How), if approval of Takeda is required pursuant to this Section, Takeda shall not unreasonably withhold or condition such approval, and shall provide such approval or rejection of the applicable publication within [***]. If Takeda rejects the applicable publication, then in connection with such rejection, Takeda shall specify what Confidential information of Takeda is included in such publication and where such Confidential Information is included.

Exhibit 10.20

7.5 Public Disclosures. Neither Party may issue a press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof, or any information relating hereto without the prior written consent of the other Party, except as otherwise provided for in this Article 7. Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have under relevant Laws. In the event of a disclosure required by Law, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure. Subject to the foregoing sentence, Petra shall have the right to make press releases or public announcements regarding the Development and/or Commercialization of any Licensed Compounds and Products, and in connection with which acknowledge (subject to Section 12.5) that the Licensed Compounds and/or Product(s) were licensed in from an unaffiliated entity (without naming Takeda), without the prior written consent of Takeda. In addition, if a public securities filing under Section 7.2 has been made, or a press release or other public statement has been issued or made, in which it was stated that a Licensed Compound and/or Product was licensed in from Takeda, then Petra shall have the right to restate such already publicized information contained in the public securities filing and/or press release or other public statement, without the prior written consent of Takeda.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party represents and warrants that, as of the Effective Date:

(a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(d) the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument, including any policy, procedure or rule, to which such Party (or any officer or director of such Party) is a party or by which such Party (or such individual) is bound, and does not violate any Law of any Governmental Body having authority over such Party (or such individual); and

(e) such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

8.2 Takeda Representations and Warranties. Takeda represents and warrants that, as of the Effective Date:

(a) no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby.

Exhibit 10.20

(b) no claims have been asserted against it, or, to its knowledge, threatened (without independent investigation or inquiry), by any Person (i) challenging the validity, enforceability, effectiveness, or ownership of any of the Takeda Patents listed on Exhibit C, or (ii) that the use, manufacture, Development, or Commercialization of any Licensed Compound, each in its form as of the Effective Date, infringes or will infringe on any Patent Rights or other intellectual property right of any Person;

(c) none of the Takeda Patents are the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(d) Takeda has sole and exclusive Control of the entire right, title and interest in and to the Takeda Technology, and the Takeda Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use in the Field in the Territory;

(e) neither it nor any of its Affiliates has employed or otherwise used in any capacity the services of any Person debarred under United States law, including under Section 21 U.S.C. Section 335a or any foreign equivalent thereof, with respect to any Development of any Licensed Compound; and

(f) Takeda Controls all right, title and interest in and to the Regulatory Materials to be assigned to Petra hereunder, and to Takeda’s knowledge, Takeda and its Affiliates have generated, prepared, maintained, and retained all material Regulatory Materials in the Field that are required to be maintained or retained pursuant to and in accordance with GCP, GLP and other applicable Law, and all such information is true, complete and correct in all material respects and what it purports to be.

(g) to Takeda’s knowledge, without independent inquiry, the patents and patent applications listed in Exhibit C are the sole patents and patent applications Controlled by Takeda or its Affiliates as of the Effective Date that claim the composition of matter of TAK-117 [***], [***], or [***].

8.3 WAIVER OF ALL OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN SECTIONS 8.1 AND 8.2 OR ELSEWHERE IN THIS AGREEMENT, THE LICENSED COMPOUNDS AND THE TAKEDA TECHNOLOGY ARE PROVIDED AS-IS. EXCEPT AS PROVIDED IN SECTIONS 8.1 AND 8.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, IN PARTICULAR, EXCEPT AS PROVIDED IN SECTIONS 8.1 AND 8.2, TAKEDA DISCLAIMS ANY WARRANTY WITH RESPECT TO THE TAKEDA TECHNOLOGY, THE INVENTION(S) CLAIMED IN THE TAKEDA PATENTS OR WITH RESPECT TO THE TAKEDA PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE TAKEDA PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY EITHER PARTY, WITH RESPECT TO THE INVENTIONS) CLAIMED IN THE TAKEDA PATENTS OR WITH RESPECT TO THE TAKEDA PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE TAKEDA PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (IV) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE TAKEDA PATENTS; OR (V) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF THE INFORMATION CONTAINED IN THE TAKEDA PATENTS OR THE TAKEDA KNOW-HOW OR ANY

Exhibit 10.20

PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE TAKEDA PATENTS. IN ADDITION, EXCEPT AS PROVIDED IN SECTIONS 8.1 AND 8.2, TAKEDA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

Article 9
INDEMNIFICATION AND INSURANCE

9.1 Indemnification by Petra. Petra shall indemnify, defend and hold Takeda and its Affiliates and each of their respective employees, officers, directors and agents (the “Takeda Indemnitees”) harmless from and against any and all liability, claims, damage, loss, cost or expense of any kind or nature (including reasonable attorneys’ fees) payable to a Third Party claimant based on, arising out of or otherwise relating to from any claims, suits, proceedings or causes of action brought by such Third Party to the extent arising from the activities of Petra, its subcontractors or Sublicensees under this Agreement (including product liability claims); provided, however, that Petra’s obligations pursuant to this Section 9.1 shall be reduced to the extent such claims or suits are determined with finality by a court of competent jurisdiction or a dispute resolution mechanism to be directly attributable to the negligence or willful misconduct of, or any breaches of this Agreement (including any representations and warranties set forth in Article 8) by, any of the Takeda Indemnitees.

9.2 Indemnification by Takeda. Takeda shall indemnify, defend and hold Petra and its Affiliates and each of their respective employees, officers, directors and agents (the “Petra Indemnitees”) harmless from and against any and all liability, claims, damage, loss, cost or expense of any kind or nature (including reasonable attorneys’ fees) payable to a Third Party claimant based on, arising out of or otherwise relating to from any claims, suits, proceedings or causes of action brought by such Third Party to the extent arising from (a) the negligence or willful misconduct of any Takeda Indemnitee; (b) any breach of any provision of this Agreement by Takeda or any other Takeda Indemnitee (including any representations and warranties set forth in Article 8): or (c) the use of any Licensed Compound or the Product by Takeda or its Affiliates prior to the Effective Date: provided, however, that Takeda’s obligations pursuant to this Section 9.2 shall be reduced to the extent such claims or suits are determined with finality by a court of competent jurisdiction or a dispute resolution mechanism to be directly attributable to the negligence or willful misconduct of, or any breaches of this Agreement (including any representations and warranties set forth in Article 8) by any of the Petra Indemnitees.

9.3 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party (the “Indemnified Party”) having the right to receive indemnification from the Party from whom the indemnified Party is entitled to receive indemnification under this Article 9 (the “Indemnifying Party”), such Indemnified Party shall: (a) promptly notify the Indemnifying Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the Indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the Indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel (provided, however, that, without limiting the foregoing, Takeda may engage its own defense counsel at its own expense). In no event, however, may the Indemnifying Party (a) compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the Indemnified Party or, as applicable, any Takeda Indemnitee or Petra Indemnitee (each, an “Indemnitee”), (b) require any omission or impose any obligation on the part of the Indemnified Party or applicable Indemnitee, or (c) otherwise have an adverse effect on the rights or interest of

Exhibit 10.20

the Indemnified Party or applicable Indemnitee, in each case without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

9.4 Insurance. During the Term, Petra shall obtain and maintain, at its sole cost and expense, Third Party insurance in types and amounts that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities and that are sufficient to cover any indemnification claim by Takeda or the Takeda Indemnitees hereunder. It is understood and agreed that this insurance shall not be construed to limit Petra’s liability with respect to its indemnification obligations hereunder or otherwise. Petra will provide to Takeda upon request a certificate evidencing such insurance. The foregoing coverage shall continue during the term of this Agreement and for a period of [***]. Without limiting the generality of the foregoing, during any period in which Petra conducts clinical trials, and for a period of [***], Petra shall have a clinical trial liability policy covering product liability claims with at least [***]. Petra shall also maintain general liability insurance with at least [***] and, any time a Product is being Commercialized, a Commercially Reasonable amount of product liability insurance. In all cases, Petra shall increase the amounts of insurance as necessary to provide coverage for its clinical trials Development and Commercialization as appropriate to be consistent with then-current industry standards.

9.5 Waiver. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT TAKEDA SHALL NOT BE RESPONSIBLE OR HAVE LIABILITY FOR, ANY INJURY, LOSS OR DAMAGE OF ANY KIND SUSTAINED BY PETRA OR A THIRD PARTY, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOST REVENUES REGARDLESS OF THE LEGAL THEORY AND REGARDLESS OF WHETHER TAKEDA WAS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 10
TERM AND TERMINATION

10.1 Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire with respect to such Product in such country and the terms of Section 10.3(b)(i) shall apply. This Agreement shall expire in its entirety upon the expiration of the last-to-expire Royalty Term with respect all Products, and the terms of Section 10.3 shall apply.

10.2 Termination.

(a) Material Breach.

(i) If either Party breaches any of its material obligations under this Agreement (including, [***]), the other Party may give to the breaching Party a written notice specifying the nature of the default and describing it in reasonable detail, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***]. If such breach is not cured within [***], the non-breaching Party shall be entitled to terminate this Agreement immediately by written notice to the breaching Party. For clarity, each Party’s material

Exhibit 10.20

obligations may apply to the performance of either: (i) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (ii) a specific Product(s) or country(ies), in which case this provision shall apply only to such affected Product(s) or country(ies).

(ii) Any dispute regarding an alleged breach of this Agreement or willful misconduct in performance of obligations under this Agreement shall be resolved in accordance with Article 11 hereof. Notwithstanding anything to the contrary contained in this Section 10.2 or elsewhere in the Agreement, the applicable cure period for any alleged breach or willful misconduct that is in dispute shall be tolled from the date that the alleged breaching Party notifies the other Party that it intends to dispute the allegation through the resolution of such dispute pursuant to Article 11 and it is understood and acknowledged that, during the pendency of a dispute pursuant to Article 11, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

(b) [***]

(c) Bankruptcy. To the extent permitted under applicable law, either Party may terminate this Agreement in its entirety upon providing written notice to the other Party in the event that such other Party becomes insolvent, files or has filed against it a petition under any bankruptcy law, or makes an assignment of all or substantially all of its assets for the benefit of its creditors.

10.3 Effects of Termination.

(a) Survival.

(i) Notwithstanding the expiration or termination of this Agreement pursuant to Section 10.1 or Section 10.2, the following provisions shall survive: 1, 5.9 (last sentence only), 6.3(d), 7.9 (other than Section 9.4), 10, 11 and 12. In addition. Section 6.4 shall survive any expiration of the Agreement with respect to a Product in a particular country following the expiration of the Royalty Term with respect to such Product in such country, but only for so long as such Product continues to be Commercialized by or on behalf of Petra or any of its Sublicensees.

(ii) Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability that accrued hereunder prior to the effective date of such expiration or termination. In addition, except for the termination events addressed in Section 10.2(b), termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(iii) All of the effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated on a Product-by-Product and country-by-country basis with respect to one or more Products (the “Terminated Product”) in a particular country (the “Terminated Country”), then, notwithstanding anything to the contrary contained in Sections 10.3(a)(i) or 10.3(a)(ii), the consequences of termination described under this Section 10.3 shall only apply to the Terminated Product in the Terminated Country, and this Agreement shall remain in full force and effect in accordance with its terms with respect to all Products other than the Terminated Products, and in all countries of the Territory other than the Terminated Countries. For clarity, a Terminated Product may be a Licensed Compound or Product that was not approved by the Company to be further studied.

Exhibit 10.20

(b) Licenses

(i) As of the effective date of expiration (but not an early termination) of the Royalty Term with respect to a given Product and country, the licenses from Takeda to Petra under Section 2.1 shall convert to fully paid, royalty-free, irrevocable, and perpetual licenses. For clarity, all of Petra’s rights under this Agreement which are necessary for Petra’s exercise of the foregoing license will remain in effect following any such expiration of a Royalty Term.

(ii) Upon termination of this Agreement by Petra or Takeda pursuant to Section 10.2(a), the following terms and conditions shall apply only with respect to such Product(s) and country(ies) as are the subject of such termination:

(1) all licenses granted to Petra under Section 2.1 shall terminate (except to the extent reasonably necessary to provide the transition described herein);

(2) Petra and its Sublicensees shall be entitled, during the [***] period following such termination, to sell any commercial inventory of such Product(s) which remains on hand as of the date of the termination, so long as Petra makes all Royalty Payments in accordance with the terms and conditions set forth in this Agreement. At the conclusion of such [***] period, any commercial inventory remaining shall be offered for sale to Takeda at a price [***], as applicable (provided that Takeda shall have no obligation to purchase such inventory), and any quantities of Licensed Compound(s) that remain in Petra’s possession shall be returned to Takeda [***]; and

(3) Each Party shall return or destroy, at the other Party’s election, all Confidential Information of the other Party.

(iii) Upon any termination of this Agreement by Petra pursuant to Section 10.2(a) (material breach by Takeda), Takeda shall offer each Sublicensee granted a sublicense that is in effect on the effective date of termination of Licensee’s license rights under this Agreement the right to enter into a license agreement directly with Takeda on substantially the same terms and conditions under which such rights and licenses were granted to such; provided, however, that (a) such Sublicensee is not then in material breach of any of its material obligations under its sublicense agreement; (b) such Sublicensee agrees to comply with all the terms of this Agreement to the extent applicable to the rights sublicensed to it by Licensee or its Affiliate as though it were Petra; and (c) Takeda shall have no obligations under such sublicense agreement beyond the obligations expressly set forth in this Agreement.

(iv) Immediately following Petra’s notification of termination to Takeda pursuant to Section 10.2(a), (unless such termination by Petra for Takeda’s breach is the subject of a good faith dispute), the diligence obligations in Section 3.4 shall no longer apply and Petra shall have the right to wind-down all then on-going Development and/or Commercialization activities.

(v) In the event that Petra abandons Development and Commercialization of all Licensed Compounds and all Products containing any Licensed Compounds and Takeda elects to take back such Development and Commercialization in accordance with Section 3.8, the Parties will negotiate in good faith the terms of (A) an exclusive, worldwide, royalty-bearing, sublicensable license under any Know-How or Patent Rights owned or Controlled by Petra or its Affiliates that is related to any Product(s) and/or (B) a non-exclusive, worldwide, royalty-bearing, sublicensable license under any Know-How or Patent Rights owned or Controlled by Petra or its Affiliates that is

Exhibit 10.20

necessary or useful for the Development, Commercialization or other Exploitation of the Products (such intellectual property described in (A) and (B) is the “Petra Technology”), in each case for the limited purpose of Developing, Commercializing and otherwise Exploiting Products. In each case, the terms of any such license agreement will include commercially reasonable financial consideration payable to Petra (including potential milestones and royalty payments) as consideration for such license(s), which will take into account, among other things, [***]. For the avoidance of doubt, Petra’s obligation pursuant to this subsection (v) is limited to good faith negotiation of a potential license, and does not create an obligation to actually so license such Petra Technology to Takeda.

10.4 Effects of Bankruptcy or Insolvency.

(a) Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Takeda are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code, if applicable, licenses of rights to “intellectual property” as defined under Section 101 of the US Bankruptcy Code.

(b) Continuing Rights. The Parties agree that Petra, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the US Bankruptcy Code. The Parties further agree that, in the event of any Takeda Bankruptcy Event, Petra shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Takeda Know-How and all embodiments thereof, which, if not already in Petra’s possession, shall be promptly delivered to it (i) following any such commencement of a bankruptcy proceeding upon Petra’s written request therefor, unless Takeda elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by Takeda upon written request therefor by Petra.

Article 11
DISPUTE RESOLUTION

11.1 Disputes. The Parties agree that the procedures set forth in this Article 11 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder (each, a “Dispute”, and collectively, the “Disputes”) that is not resolved through good faith negotiation between the Parties. For clarity, a Dispute hereunder does not include any disputes relating to matters for which Petra has sole decision-making authority and/or discretion under this Agreement (each, a “Non-Escalatable Dispute”), and such matter shall be determined by Petra and shall not be part of the dispute resolution procedure set forth in this Article 11. In the event that the Parties are unable to resolve any Dispute through diligent review and deliberation within [***], then either Party shall have the right to escalate such matter to the management of the Parties as set forth in Section 11.2.

11.2 Escalation to Management. Either Party may, by written notice to the other Party, request that a Dispute that remains unresolved for a period of [***] as set forth in Section 11.1 arising between the Parties in connection with this Agreement, or a Dispute relating to alleged material breach, be resolved by the management of each Party (which, in the case of Takeda shall mean its [***], and in the case of Petra shall means its [***]), within [***]. If management does not resolve such Dispute within [***], then, at any time after such [***], either Party may proceed to arbitration in accordance with Section 11.3 with respect to such Dispute.

Exhibit 10.20

11.3 Arbitration. Any Dispute not resolved pursuant to Section 11.2 and excluding any Dispute, controversy or claim concerning the validity, enforceability, infringement or misappropriation of any intellectual property, shall be finally settled by binding arbitration conducted in the English language in [***] under the commercial arbitration rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration will be conducted by a panel of [***] arbitrators. Each Party will [***]. Disputes about arbitration procedure shall be resolved by the arbitrators. The arbitrators shall not be current or former employees or directors, or current stockholders, of either Party or any of their respective Affiliates or Sublicensees and each arbitrator shall have at least [***]. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the Dispute, protect trade secrets and provide for security for a prospective monetary award. Within [***], the arbitrators shall conduct the preliminary conference. In addressing any of the subjects within the scope of the preliminary conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. In addition, each Party shall have the right to take up to [***] of deposition testimony, including expert deposition testimony. The hearing shall commence within [***]. The arbitrators shall, in their discretion, allow each Party to submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrators. The hearing shall be no longer than [***]. The arbitrators shall also permit the submission of expert reports. The arbitrators shall render their decision and award within [***], and the decision and award shall include a written statement describing the essential findings and conclusions on which the decision and award are based, including the calculation of any damages awarded. The arbitrators will, in rendering their decision, apply the substantive law of the Commonwealth of Massachusetts, without reference to its conflict of laws principles. The decision and award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. [***]. The parties acknowledge and agree that this Agreement and any award rendered pursuant hereto shall be governed by the UN Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

11.4 Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief in a court of competent jurisdiction prior to the initiation or completion of the above procedure.

Article 12
MISCELLANEOUS PROVISIONS

12.1 Relationship of the Parties. The Parties agree that they are and will be acting solely as independent contractors and nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent of the other Party for any purpose.

12.2 Assignment.

(a) Assignment by Petra. Petra may assign this Agreement to any Affiliate or to any Third Party that acquires all or substantially all of the assets or business of Petra or to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction, without the consent of Takeda. Petra shall give written notice to Takeda promptly following any

Exhibit 10.20

such assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable or transferable by Petra, whether voluntarily or by operation of law, without the prior written consent of Takeda (such consent not to be unreasonably withheld or delayed).

(b) Assignment by Takeda. Takeda may assign this Agreement to any Affiliate or to any Third Party that acquires all or substantially all of the assets or business of Takeda, whether by merger, sale of stock, sale of assets or other similar transaction, without the consent of Petra. Takeda shall give written notice to Petra promptly following any such assignment.

(c) Continuing Obligations. No assignment under this Section 12.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d) Void Assignments. Any assignment not in accordance with this Section 12.2 shall be void.

12.3 Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with US GAAP or IFRS, as applicable. All terms of an accounting or financial nature in this Agreement shall be construed in accordance with the foregoing accounting standard.

12.4 Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.5 No Trademark Rights. No right, express of implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise. Each Party agrees not to use the name, trademark, logo, symbol or other image of the other Party or its Affiliates in any commercial activity, marketing, advertising, or sales brochures without the prior written consent of the other Party, which consent may be granted or withheld at the other Party’s sole discretion.

12.6 Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

Exhibit 10.20

12.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the Commonwealth of Massachusetts. In the event of any conflict between US and foreign laws, regulations and rules, US laws, regulations and rules shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

12.9 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Purty.

If to Petra, addressed to:

Name: [***]

Street: [***]

City/State/Zip: [***]

Country: [***]

Attn: [***]

If to Takeda, addressed to:

Name: Takeda Pharmaceutical Company Limited

Street: 40 Landsdowne Street

City/State/Zip: Cambridge, MA 02139

Country: U.S.A.

Attn: [***]

12.10 Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

12.11 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.13 No Implied License. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement.

Exhibit 10.20

12.14 Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to ARTICLES, Sections, and Schedules shall be deemed references to ARTICLES and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include territories. For clarity, any references in this Agreement to an amount paid by Petra as being “non-refundable” or “non-creditable” shall not be construed to limit Petra’s right to seek to recover or actually recover any amount of damages arising from any uncured breach of this Agreement by Takeda, subject only to the limitations and exclusions in Section 9.5.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Transmission by fax or by electronic mail (in PDF form) or by any other electronic means intended to preserve the original appearance of the document, of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.20

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED	PETRA PHARMA CORPORATION
Signature: /s/ Fumihiko Sato	Signature: /s/ David Remus
Printed Name: Fumihiko Sato	Printed Name: David Remus
Title: Head of Portfolio Strategic Relations	Title: CFO

Exhibit 10.20

Exhibit A

Excluded Indications

[***]

Exhibit 10.20

Exhibit B

Takeda Know-How

[***]

Exhibit 10.20

Exhibit C

Takeda Patents

[***]

Exhibit 10.20

Exhibit D

Transfer of Licensed Compounds

[***]

Exhibit 10.20

Exhibit E

Form of Convertible Promissory Note
(attached)

[***]